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                                                                    EXHIBIT 99.1

Jameson Inns, Inc.                                                 PRESS RELEASE
8 Perimeter Center East, Suite 8050
Atlanta, Georgia 30346                                            (770) 901-9020
FOR IMMEDIATE RELEASE                                         FAX (770) 901-9550

January 22, 2002
                                  Contact: Craig R. Kitchin
                                           President and Chief Financial Officer
                                           (770) 901-9020

          Jameson announces 4th quarter dividend, 2002 dividend policy and reset on adjustable rate debt.

         ATLANTA--Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inns and Signature Inns, declared a regular quarterly cash dividend of $0.05 per share on its common stock for the fourth quarter ended December 31, 2001. The dividend is payable on February 20, 2002 to shareholders of record as of February 4, 2002.

         The Company also announced the reset of interest rates on $39.9 million of adjustable rate debt during the last thirty days. The new weighted average interest rate of 5.5% represents a decrease of 428 basis points from the previous level on this debt. "We have been encouraged by the decreases in interest rates throughout 2001 and the associated impact on the interest costs of our variable rate debt. The lower rates will help offset declines in the occupancy level at our hotels brought on by the softening economy and the continuing effect of September 11th, said Craig Kitchin. At December 31, 2001, the Company had total indebtedness of approximately $227 million consisting primarily of individual hotel property mortgages, with approximately $200 million adjustable during 2002. Most of the Company's debt that adjusts during 2002 will be fixed for twelve months following the adjustment dates.

         The Board also announced that it is committed to maintaining the Company's REIT status and plans to make any necessary distributions to remain a REIT. "At this time, we have met the requirements for dividend distributions for 2001 through the previous preferred and common dividend payments which totaled approximately $18.1 million," said Craig Kitchin, President and CFO. REITs are required to distribute at least 90 percent of their taxable income each year. The Company will review its required distributions for 2002 and make any necessary adjustments in distribution in a timely fashion.

         This decrease in the quarterly dividend follows an announcement by the Company on November 13, 2001 that it would review its common dividend policy following a slowdown in the economy and the September 11, 2001 terrorist attacks and its ramifications on the hospitality industry.

         "In anticipation of a continuing difficult business environment for the lodging industry through this year, the Board believes it is in the best long-term interest of shareholders to reduce the fourth quarter 2001 dividend and anticipated 2002 quarterly dividend payments at this time," said Tom Kitchin, CEO.

         "Our dividend policy for 2002 will be determined based on the operating environment that unfolds over the next three to six months. By retaining capital during these uncertain times, we will be in a stronger position to take advantage of strategic opportunities that may arise in the upcoming months," said Kitchin. The company expects to pay the full preferred stock dividends on its Series A and Series S preferred stock during 2002.

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 About the Company

         Jameson Inns, Inc is a self-administered real estate investment trust headquartered in Atlanta, Georgia which develops and owns limited-service hotel properties operating in the southeastern and Midwestern United States under the trademarks "Jameson Inn(R)" and "Signature Inn(R)." Kitchin Hospitality, LLC is an affiliated private company that develops and exclusively manages all of the hotel properties of the REIT and owns the Jameson Inn and Signature Inn trademarks. As of December 31, 2001 the Company had 98 Jameson Inns and 26 Signature Inns in operation (8,358 total rooms) including one Jameson Inn under construction and four under expansion. Upon completion of these projects and net of five planned dispositions, the Company expects to have 120 hotels and approximately 8,140 available rooms. For more information, visit the Company's website at www.jamesoninns.com.
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Forward-Looking Statements

         This press release contains certain "forward-looking" statement within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements represent the Company's judgment and are subject to various risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward-looking statements. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.